Exhibit 10.25

FLOWERS FOODS, INC.
2014 OMNIBUS EQUITY AND INCENTIVE COMPENSATION PLAN

2016 Performance Stock Agreement

WHEREAS, _________________ (the “Grantee”) is a Participant in the Flowers Foods, Inc. 2014 Omnibus Equity and Incentive Compensation Plan (the “Plan”) and is an employee of Flowers Foods, Inc. (the “Company”) or a Subsidiary; and

WHEREAS, a Target grant of Performance Stock (“Performance Stock”) to the Grantee has been duly authorized by a resolution of the Committee as effective on January 3, 2016 (the “Date of Grant”).

NOW, THEREFORE, pursuant to the Plan, the Company hereby grants to the Grantee as of the Date of Grant _____ Performance Stock at Target pursuant to this 2016 Performance Stock Agreement (this  “Agreement”) whereby one-half (½) or _____ of such Performance Stock shall be designated “ROIC Shares” and one-half (½) or _____ shall be designated “TSR Shares,” as both terms are defined in Section 1(b) and (c), respectively.

1.Vesting of Performance Stock.  (a)  On the Vesting Date, the Performance Stock shall become nonforfeitable, subject to the Grantee having remained in the continuous employ of the Company and/or Subsidiary until said date and only to the extent that the Performance Criteria listed in sub-sections (b) and/or (c) below have been met as of said date.  For purposes of this Agreement, Grantee’s employment with the Company or Subsidiary will be deemed to have ceased as of the last day worked.  In the case of a Grantee having received short term disability benefits, employment will be deemed to have ceased on the last day for which such short term benefits are paid, unless the Grantee immediately returns to active employment.  For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and the Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the termination of his employment by the Company or a Subsidiary and immediate rehire by the Company (if the Company was not the original employer) or by another Subsidiary or (ii) an approved leave of absence.

(b)(i)     In order for any portion of the “ROIC Shares” to become nonforfeitable as of the Vesting Date, the following Performance Criteria must be achieved during the period commencing January 1, 2016 and ending December 31, 2017:  the Company’s average return on invested capital (“ROIC”) calculated on continuing operations must exceed its weighted average cost of capital (“WACC”) by 175 basis points for said period.

(ii)

In the event that the requirements of subparagraph (b)(i) above are satisfied, the grant of Target ROIC Shares shall be earned as indicated below. For this purpose, the performance period is the eight fiscal quarters from January 2016 through December 2017.

Difference (or “Spread”) ROIC minus WACC	Payment Percentage (% of Target)
Less than 175 basis points	0%
175 basis points	50%
375 basis points	100%
475 basis points or above	125%
Straight-line interpolation between points

(c)(i)     In order for any portion of Target “TSR Shares” to become nonforfeitable as of the Vesting Date, the following Performance Criteria must be achieved:  the relative performance of the Company’s “total return to shareholders” (“Flowers TSR”) determined for the period commencing January 1, 2016 and ending December 31, 2017 compared to the “total return to shareholders” of Flowers peer group companies (“Peer Group TSRs”) for the same period equals or exceeds the thirtieth percentile (30%) as follows:

(ii)

The final four hypothetical payouts relating to Flowers TSR, based on the table below, from January 1, 2016 through the quarter ending prices for March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017 will be averaged to determine the final percent of Target TSR Shares earned.

Percentile Flowers TSR vs. Peer Group TSRs	Payment Percentage (% of Target)
Less than 30th	0%
30th	50%
50th	100%
70th	150%
90th or above	200%
Straight-line interpolation between points

(d)ROIC Shares and TSR Shares that become nonforfeitable under Sections 1(b) and (c) shall be distributed within ten (10) business days after the Vesting Date.

(e)In the event that Grantee’s employment with the Company shall terminate prior to December 31, 2017 because of Retirement, a pro rata portion of Performance Stock shall become nonforfeitable on the Vesting Date based on the actual performance achieved under Section 1(b) and (c) whereby the pro rata portion shall be determined by dividing the number of complete fiscal quarters from the Date of Grant until Retirement compared with eight (8). The distribution of the nonforfeitable Performance Stock under this subsection (e) shall be made at the same time as Performance Stock under Section 1(d).

(f)Notwithstanding the provisions of Section 1(a)-(e), in the event of an occurrence described below, all or a portion of the Grant of Performance Stock under this Agreement shall immediately become nonforfeitable as described below in subsections (i) and (ii) and such vested Performance Stock shall be distributed within ten (10) business days of the applicable occurrence:

(i)

in the event of a Change in Control where either (A) the Grantee is involuntarily terminated from employment prior to December 31, 2017 and such involuntary termination is for reasons other than for Cause or Grantee terminates his or her employment for Good Reason or (B) such Grant of Performance Stock is not assumed or converted into replacement awards after the Change in Control, (1) ROIC Shares shall pay out at Target, and (2) TSR Shares shall pay out as follows: (x) if twelve (12) months of the performance period have been completed, payout is based on TSR as of the Change in Control date without application of 4-quarter averaging, or (y) if twelve (12) months of the performance period have not been completed, payout is at Target; or

(ii)

in the event that Grantee’s employment with the Company shall terminate prior to December 31, 2017 because of Disability or death, the payout of ROIC Shares and TSR Shares shall be at Target, respectively.

(g)Section 1 Definitions.

(i)	“Retirement” means termination of employment after either (A) attainment of age sixty-five (65), or (B) attainment of age fifty-five (55) provided Grantee has accrued ten (10) years of service.
(ii)

“Vesting Date” means the date that the Company files its Annual Report on Form 10‑K with the Securities and Exchange Commission reflecting the certification of the Performance Criteria set forth in this Section 1.

(iii)

“Flowers TSR” means (A) the Company’s common stock price change plus dividends (which are assumed to be reinvested as paid out to shareholders) compared to (B) the price of Company common stock determined on the trading day immediately preceding the commencement of the performance period.

(iv)

“ROIC” means (A) GAAP net income as reported by the Company with the following adjustments:  (1) after-tax interest will be added back and (2) the Committee may adjust for extraordinary, infrequent or unusual items as defined by GAAP and as agreed to by the external auditors of the Company divided by (B) the average of the beginning and ending Company debt plus shareholder equity with the average calculated using the eight (8) full calendar quarters of financial data commencing January 1, 2016 and ending December 31, 2017.

(v)

“Peer Group TSRs” mean the total shareholder returns calculated as described in the definition of Flowers TSR but determined for each of the following twenty (20) peer group companies:  Mondelez International, Inc., Snyders-Lance, Inc., Hain Celestial Group, Inc., Hershey Company, Treehouse Foods, Inc., Smucker

(J.M.) Company, McCormick & Company, Inc., B&G Foods, Inc., J and J Snack Foods Corp., Lancaster Colony Corp., Hormel Foods Corp., General Mills, Inc., Kellogg Company, Campbell Soup Company, ConAgra Foods, Inc., Dean Foods Company, The Kraft Heinz Company., Whitewave Foods Company, Post Holdings, Inc and Pinnacle Foods, Inc.  The Peer Group TSRs shall be adjusted as follows for the following events:  (x) peer group companies filing for bankruptcy during the performance period will be considered to have negative one hundred percent (-100%) TSR and (y) peer group companies that are acquired during the performance period shall (1) be excluded from all calculations if acquired during the first year of the performance period and (2) if acquired on or after such one-year period, the peer group company will be positioned relative to the Company’s TSR based on the acquired company’s TSR through the trading day which is twenty (20) trading days before the acquired company announces the transaction.

(vi)

“Percentile” means the rank order from the bottom of Flowers’ TSR vs. the Peer Group TSRs on a scale of 100, as calculated by Microsoft Excel®, with Flowers Foods included in the group for this purpose.

(vii)	“Performance Criteria” means the Management Objectives approved by the Committee which set forth the performance standards applicable to each of the ROIC Shares and the TSR Shares.
(viii)

“Target” means the payment percentage equaling 100% relative to a designated level of achievement of the applicable Performance Criteria set forth in the table providing the range of potential payment opportunities for each of the ROIC Shares and the TSR Shares.

(ix)	“WACC” means the sum of the after-tax cost of each Company capital component times its weight.
(x)	"Cause” means:

(A)any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);

(B)any act of fraud, intentional misrepresentation, embezzlement, acts of dishonesty, misappropriation or conversion of any asset or business opportunity of the Company;

(C)conviction of, or entering into a plea of nolo contendere to, a felony;

(D)an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice to the Participant that he or she has materially violated a Company policy or procedure;

(E)any breach of a written covenant or agreement with the Company, including the terms of this Plan (other than a failure to perform Participant’s duties with the Company resulting from the Participant’s incapacity due to physical or mental illness or from the assignment to the Participant of duties that would constitute Good Reason), which is material and which is not cured within thirty (30) days after written notice thereof from the Company to the Participant;

(F)abuse of alcohol or drugs; or

(G)failure to reasonably cooperate in a governmental or Board investigation.

(xi)	“Good Reason” means a timely termination of employment for any of the reasons set forth in (A) through (H) below but only if (I) is satisfied:

(A)a material diminution in the participant’s duties, responsibilities or authority from that which exists on the Change in Control date (For the avoidance of doubt, a change in title or reporting alone does not constitute “Good Reason” under this Section (A).);

(B)a material reduction by the Company of a participant’s base salary;

(C)a material reduction by the Company of a participant’s target bonus opportunity;

(D)a material reduction in long-term incentives from the year prior to the Change in Control, as measured by grant date economic values determined by a third-party compensation firm chosen by the Company and using generally accepted methodologies, which may include annualizing prior year long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants;

(E)a material failure of the successor entity to cover the participant under the savings and retirement plans provided to similarly situated executives;

(F)the relocation of the Company’s principal executive offices more than fifty (50) miles from their current location, if at the time of a Change in Control the participant is based at the Company’s principal executive offices, or the requirement of the participant to be based at a location more than fifty (50) miles from the participant’s location as of the Change of Control;

(G)any purported termination by the Company of the participant’s employment upon the occurrence of a Change in Control except for cause; or

(H)any failure by a successor company to assume on behalf of its participants the Flowers Foods Inc, Change of Control Severance Plan (the "COC Severance Plan") or to amend such COC Severance Plan in violation of its terms;

but provided that,

(I)the participant gives the Company timely notice of the "good reason" event and a reasonable amount of time to cure such "good reason" event.

For purposes of subsection (I) above, before a termination by a Grantee will constitute termination for Good Reason, the Grantee must give the Company a notice of termination of employment within thirty (30) calendar days following the occurrence of the event that constitutes Good Reason.  For a Grantee terminated prior to and in anticipation of a Change in Control during the period that is six (6) months preceding the Change in Control date, the event that constitutes Good Reason is the consummation of the transaction.  Failure to provide such notice of termination of employment within such 30-day period shall be conclusive proof that the Grantee shall not have Good Reason to terminate employment.

Good Reason shall exist only if (i) the Company fails to remedy the event or events constituting Good Reason within thirty (30) calendar days after receipt of the notice of termination of employment from the Grantee and (ii) the Grantee terminates his or her employment within ninety (90) days of the Grantee receiving notice of the existence of any event or condition described in clauses (A) through (H) above.

2.Forfeiture of Performance Stock.  (a)  If the Grantee ceases to be continuously employed by the Company and/or Subsidiary at any time prior to the Vesting Date, any Performance Stock that have not theretofore become nonforfeitable in accordance with the terms of Section 1 shall be forfeited.

(b)In any event, if prior to the Performance Stock becoming nonforfeitable the Grantee is demoted from the position of employment held by the Grantee on the Date of Grant to a position which would not have been eligible for a Grant pursuant to the Committee’s guidelines as of the Date of Grant, then the Grantee shall forfeit a fraction of the initial Grant, but shall be entitled to retain the remaining fraction of the initial Grant, subject to the provisions of this Agreement, which fraction is equal to the number of the Company’s complete fiscal quarters in which the Grantee is employed in the position held by the Grantee on the Date of Grant (beginning with the Date of Grant and terminating with the quarter in which or with which demotion occurs) divided by eight (8).  Notwithstanding the foregoing, solely for purposes of this Agreement, the Committee may determine in its sole discretion that an apparent demotion (as opposed to an actual demotion) shall not cause a forfeiture.

3.Dividend, Voting and Other Rights.  Except as otherwise provided in this Section 3, the Grantee shall have none of the rights of a stockholder with respect to the Performance Stock.  A notional cash account for the Grantee shall be credited with an amount equal to any cash dividends paid by the Company on its common stock during the full or partial performance period as determined under Section 1.  Such notional cash dividends shall become non-forfeitable only with respect to the corresponding Performance Stock that ultimately vest in accordance with Section 1.  Non-forfeitable notional cash dividends will be distributed in cash, without interest, when the corresponding vested Performance Stock are paid out as set forth in Sections 1(d) or (e), unless there is an occurrence described in Section 1(f), in which case such nonforfeitable notional dividends shall be paid in cash, without interest, at the same time as the corresponding vested Performance Stock described in Section 1(f).

4.Retention of Stock Certificate(s) by the Company.  The certificate(s) representing the Performance Stock ultimately earned and vested shall not be issued until payout.

5.Restrictions on Transfer of Performance Stock.  Performance Stock may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until such shares have been paid out. Any purported transfer, encumbrance or other disposition of the Performance Stock that is in violation of this Section 5 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Performance Stock.

6.Compliance with Law.  The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any restricted or nonrestricted shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7.Adjustments.  The Committee may make any adjustments in the number and kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent dilution or enlargement of the Grantee’s rights under this Agreement that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) other corporate transaction or event having an effect similar to any of the foregoing.  Furthermore, in the event of any transaction or event described or referred to in the immediately preceding sentence, the Committee may provide in substitution for any or all of the Grantee’s rights under this Agreement such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all grants so replaced.

8.Taxes and Withholding.  To the extent that the Company or Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of any Performance Stock or other amounts pursuant to this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the delivery of the shares to the Grantee that the Grantee shall pay the tax in cash or make provisions that are satisfactory to the Company for the payment thereof.

9.No Employment Rights.  The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.

10.Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary, unless provided otherwise in any such plan.

11.Agreement Subject to the Plan.  The Performance Stock granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  Capitalized terms in this Agreement may be defined herein, defined in the Plan or in both places.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Performance Stock or its vesting.

12.Recoupment.  In the event the Board has reliable evidence of knowing misconduct by a Participant that resulted in the incorrect overstatement of the Company’s earnings or other financial measurements which were taken into consideration with respect to Management Objectives, and the Participant either received an award of Option Rights, Restricted Stock, Performance Shares, Performance Units or any other award granted under the Plan, or such awards vested or became nonforfeitable as a result of such overstatement, the Board shall require that the Participant reimburse the Company or forfeit, as applicable, the full amount of any awards granted pursuant to this Plan that resulted from such overstatement.  The remedy specified in this Section 12 shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

13.Amendments.  Subject to the terms of Section 17 of the Plan, any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

14.Severability.  In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

15.Successors and Assigns.  Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

16.Governing Law.  This Agreement will be construed and governed in accordance with the laws of the State of Georgia.

17.Notices.  Any notice to the Company provided for herein shall be in writing to the Company at the principal executive office of the Company, marked Attention:  Corporate Secretary, and any notice to the Grantee shall be addressed to said Grantee at his or her address currently on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

18.Certain Additional Defined Terms.  In addition to the following defined terms and terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

(a)“Board” means the Board of Directors of the Company.

(b)“Change in Control” shall mean the the consummation of any Change in Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Board, in its sole discretion; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)

any “Person” (as such term is defined in Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the Voting Power; provided, however, that for purposes of this Section 18(b), the following acquisitions shall not constitute a Change in Control:

A.

(1) any acquisition of Voting Power directly from the Company that is approved by a majority of those persons serving as directors of the Company on the date of this Plan (the “Original Directors”) or their Successors (as defined below), (2) any acquisition of Voting Power by the Company, or any Subsidiary, and (3) any acquisition of Voting Power by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company, or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by stockholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company as the case may be, at the time of such election or nomination for election);

B.

if any Person is or becomes the beneficial owner of 35% or more of the Voting Power as a result of a transaction described in clause (A) of this Section 18(b)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Power representing 1% or more of the then-outstanding Voting Power other than in an acquisition directly from the Company that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Power are treated equally, such subsequent acquisition shall be treated as a Change in Control;

C.

a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Power as a result of a reduction in the number of shares of Voting Power outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Power representing 1% or more of the then-outstanding Voting Power other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Power are treated equally; or

D.

if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Power inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Power then no Change in Control shall have occurred as a result of such Person’s acquisition.

(ii)

The Company consummates a merger or consolidation in which stockholders of the Company immediately prior to entering into such agreement will beneficially own immediately after the effective time of the merger or consolidation securities of the Company or any surviving or new corporation, as the case may be, having less than 60% of the Voting Power or any surviving or new corporation, as the case may be, including Voting Power exercisable on a contingent or deferred basis as well as immediately exercisable Voting Power, excluding any merger or combination of a wholly owned Subsidiary into the Company, or the Company into a wholly owned Subsidiary; or

(iii)

The Company consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned Subsidiary, but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if the Company continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(iv)	the Original Directors and/or their Successors as defined above in Section 18(b)(i)(A) of this definition do not constitute a majority of the whole Board as the case may be; or
(v)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company as the case may be.

(c)“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(d)“Voting Power” means at any time, the combined voting power of the then outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or the members of the board of directors or similar body in the case of another entity.

19.Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Grantee.  This Agreement in conjunction with the terms of the Plan shall be administered in a manner consistent with this intent.

20.Data Protection.  By signing below, the Grantee consents that the Company may process the Grantee’s personal data, including name, Social Security number, address and number of shares of Performance Stock (“Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the Performance Stock awarded to the Grantee.  For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

(Signatures follow on the next page)

FLOWERS FOODS, INC.

By:
R. Steve Kinsey

Signature of Grantee

Name of Grantee
Address
Address